Exhibit 10.277

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made this 4th day of February, 2011, to be effective on May 19, 2011, by and between Pharmaceutical Product Development, Inc., a North Carolina corporation with its principal place of business in New Hanover County, North Carolina (the “Company”), and David L. Grange, a citizen and resident of New Hanover County, North Carolina (“Consultant”). (Hereinafter, the Company and Consultant are sometimes referred to each as a “Party” and together as the “Parties.”)

WHEREAS, Consultant has been employed by the Company as its Chief Executive Officer; and

WHEREAS, Consultant has elected to retire from the Company, effective as of May 18, 2011, and has entered into that certain Separation and Release Agreement of even date herewith with the Company (the “Separation Agreement”);

WHEREAS, for a period of time following the termination of his employment with the Company, Consultant has agreed to provide certain consulting services to the Company subject to the conditions of this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties hereby agree as follows.

1. Services. The services to be performed by Consultant under this Agreement are set forth on Exhibit A, attached hereto, and are hereafter referred to as the “Services.” Consultant will not be expected to devote more than twenty (20) hours per week during normal business hours, Monday through Friday, in performing the Services. Consultant agrees to perform the Services in a timely and professional manner and at the direction of the Company’s Board of Directors or Executive Chairman.

2. Consulting Term. The term of this Agreement will commence as of May 19, 2011 and shall continue through December 31, 2011, unless earlier terminated pursuant to Section 4 (the “Consulting Term”).

3. Compensation. During the Consulting Term, the Company will pay Consultant a monthly consulting fee in the amount of $50,000.00 per month (the “Monthly Consulting Fee”). During the Consulting Term, the Company will pay Consultant the Monthly Consulting Fee on or before the tenth (10th) day of the month following the month in which Consultant was obligated to provide the Services. For any month during the Consulting Term that is less than a full calendar month, the Monthly Consulting Fee will be prorated based on the number of days in such month for which this Agreement was in effect as compared to the total number of days in such month. The Company further agrees to reimburse Consultant for all reasonable business expenses incurred by Consultant in connection with providing the Services, provided that the Company has approved such business expenses in advance.

4. Termination.

a. Termination for Cause. At any time prior to the end of the Consulting Term, the Company may terminate this Agreement immediately and without advanced notice for “Cause.” For purposes of this Agreement, “Cause” shall mean and include: (i) Consultant’s material breach of this Agreement or any other agreement between Consultant and the Company; (ii) Consultant’s commission of a felony or crime involving moral turpitude; (iii) any act by Consultant involving dishonesty in the performance of the Services, including, without limitation, fraud, misappropriation or embezzlement; (iv) Consultant’s repeated failure or refusal to perform the Services; (v) any willful or grossly negligent act or omission by Consultant that is injurious to the Company, including injury to the Company’s reputation; or (vi) Consultant’s revocation of the Separation Agreement. If the Company terminates this Agreement for Cause, the Company will pay Consultant only that portion of the Monthly Consulting Fee due to Consultant for Services performed through the effective date of the termination and any pre-approved business expenses in accordance with Section 3, above.

b. Other Termination. This Agreement shall terminate immediately upon Consultant’s death or “Disability.” For purposes of this Agreement, “Disability” is defined as Consultant’s inability to perform the Services for a period of thirty (30) consecutive days. If this Agreement is terminated due to Consultant’s death or Disability, the Company will pay Consultant only that portion of the Monthly Consulting Fee due to Consultant for Services performed through the effective date of the termination and any pre-approved business expenses in accordance with Section 3, above.

5. Independent Contractor Status. During the Consulting Term, Consultant will be an independent contractor and not the Company’s employee for any purpose, including, but not limited to, the application of the Fair Labor Standards Act’s minimum wage and overtime provisions, the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Tax Act, the provisions of the Internal Revenue Code, and all federal, state and local laws and regulations. Consultant understands that the Company will not be responsible for withholding or paying any federal or state income, social security or other taxes in connection with any compensation paid under this Agreement, and Consultant agrees to pay all such taxes when due. The Company will provide Consultant with a Form 1099 to the extent required by law. Consultant hereby agrees to indemnify and hold the Company harmless from any and all claims, causes of action or other proceedings related to or resulting from Consultant’s failure to pay taxes in compliance with applicable law. Consultant further understands and agrees that Consultant will not be entitled to any medical, disability, pension or other employment benefits made available by the Company to its employees. During the Consulting Term, Consultant will retain sole and absolute discretion and judgment in the manner and means of carrying out the Services. Consultant further agrees that during the Consulting Term, he has a full opportunity to find other business (so long as such other business is not in violation of this Agreement, the Separation Agreement, the Non-Competition Agreement (as defined below) or the Proprietary Information Agreement (as defined below)), and that he will use a high level of skill necessary to perform the Services. During the Consulting Term, Consultant will not have the authority to enter into any contract on behalf of the Company or otherwise to bind the Company to any agreement unless expressly authorized in writing to do so, and the Company will not be liable for any obligation incurred by Consultant during the Consulting Term, including, but not limited to, unpaid minimum wages and/or overtime premiums. During the Consulting Term, Consultant shall indemnify and hold the Company harmless from all claims, losses, injuries or damages, and wages or any other form of compensation (including, without limitation, reasonable attorneys’ fees and costs) arising in connection with any claim, suit or proceeding alleging that Consultant has or had a relationship with the Company other than an independent contracting relationship during the Consulting Term.

6. Prior Agreements. Consultant hereby acknowledges and agrees that his duties and obligations under the Proprietary Information and Inventions Agreement signed in connection with Consultant’s employment with the Company (the “Proprietary Information Agreement”) and the Non-Competition and Non-Solicitation Agreement signed in connection with Consultant’s employment with the Company, as amended by the Separation Agreement (the “Non-Competition Agreement”), are and will remain in full force and effect in accordance with their respective terms, and that a breach of either of those agreements will also constitute a breach of this present Agreement. Consultant further acknowledges and agrees that the Proprietary Information Agreement shall apply to him during the Consulting Term as if he were employed by the Company during such Consulting Term.

7. Company Property. By no later than the end of the Consulting Term, or at the earlier request of the Company’s Board of Directors, Executive will return all personal property of the Company in his possession (the “Company Property”), including, without limitation, any Company-owned equipment, and all originals and any copies of all disks, tapes, files, correspondence, notes and other documents pertaining to the Company’s proprietary products, customers and business and Proprietary Information as defined in Section 1 of the Proprietary Information Agreement. Such Company Property will be in substantially the same condition as when provided to Executive, reasonable wear and tear excepted.

8. No Conflicting Obligations. Consultant hereby represents that his agreement to the terms of this Agreement will not breach any agreement not to compete or solicit customers or employees or to keep in confidence any proprietary information acquired by Consultant in confidence or in trust prior to the execution of this Agreement. Consultant further represents that he has not entered into, and agrees he will not enter into, any agreement, either written or oral, in conflict with this Agreement.

9. Binding Effect; Waiver of Breach. Consultant acknowledges and agrees that his obligations under Sections 5, 6, 7 and 8 of this Agreement will survive the termination of this Agreement regardless of the cause or manner of the termination. Any waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any subsequent breach of that provision or any other provision of this Agreement.

10. Choice Of Law. This Agreement is to be governed by the laws of the State of North Carolina without regard to its choice of law provisions, and any suit, action or charge arising out of or relating to this Agreement will be adjudicated in the state or federal courts in New Hanover County, North Carolina.

11. Complete and Final Agreement. This Agreement (including any exhibits, and inclusive of the Proprietary Information Agreement and the Non-Competition Agreement) represents the complete and final agreement of the Parties and will control over any other statement, representation or agreement by the Company. This Agreement supersedes any prior negotiations or discussions between the Parties with regard to the subject matter hereof. This Agreement may be amended only in a writing signed by each of the Parties hereto.

13. Headings. The headings or titles to the paragraphs of this Agreement are solely for convenience of reference and shall be ignored when interpreting this Agreement.

14. Severability and Construction. Should any part of this Agreement be declared invalid for any reason by any court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion, and such remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion eliminated; provided, that, in the event of a declaration of invalidity, the provision declared invalid shall not be invalidated in its entirety, but shall be observed and performed by the Parties to the extent such provision is valid and enforceable. The Parties hereby agree that any such provision shall be deemed to be altered and amended to the extent necessary to effect such validity and enforceability.

15. Voluntary Execution. Consultant hereby acknowledges that he has read the foregoing Agreement, that he understands its contents, and that he has relied upon or had the opportunity to seek the legal advice of his attorney, who is the attorney of his choosing.

16. Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall for all purposes constitute one and the same instrument.

17. Notices. All notices or demands by any Party relating to this Agreement shall be in writing and shall be deemed effectively given: (a) upon person delivery to the Party to be notified; (b) three (3) days after having been sent by registered mail, postage prepaid, return receipt requested; or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, at its addresses set forth below:

If to the Company:	Pharmaceutical Product Development, Inc.
929 Front Street
Wilmington, NC 28401
Attn: Executive Chairman

If to Consultant:	David L. Grange
8316 Bald Eagle Lane
Wilmington, NC 28411

The Parties hereto may change the address at which they are to receive notice hereunder, by notice in writing in the foregoing manner given to the other.

IN WITNESS WHEREOF, each of the Parties hereto acknowledges having read and understood the contents and effect of this Agreement and has executed this Agreement freely and with full authority duly given, all as of the date first above written.

THE COMPANY:

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:	/s/ Fred Eshelman
Name:	Fred Eshelman
Title:	Executive Chairman

CONSULTANT:

/s/ David L. Grange		(SEAL)
David L. Grange

EXHIBIT A

THE “SERVICES” DEFINED

The Services shall consist of:

1.	Assistance with the transition of his overall duties and responsibilities as the Company’s former Chief Executive Officer.

2.	Assistance with the transition of any projects or initiatives for which Consultant was responsible and which were active or on-going as of the date hereof.

3.	Assistance with on-boarding the Company’s new Chief Executive Officer or other assistance in transitioning his duties to such person.

4.	Assistance with respect to any client programs, projects or relationships.

5.	Assistance with respect to any potential clients and relationships therewith.

6.	Assistance on other business development matters.

7.	Assistance in transitioning the supervision of his direct reports.